1 Bakkt Holdings to Acquire Shares of Japanese Company Marusho Hotta; Company to be renamed bitcoin.jp; Transaction Expected to Kick off Bakkt’s Multinational Bitcoin Treasury Strategy; Alpharetta, GA, August 6, 2025 – Bakkt Holdings, Inc. (“Bakkt” or the “Company”) (NYSE: BKKT) announced that it has entered into a share purchase agreement with RIZAP Group, Inc. to acquire approximately 30% of the outstanding shares of MarushoHotta Co., Ltd. (“MHT”), a Tokyo-listed company (TSE: 8105). The acquisition would make Bakkt the largest shareholder of MHT. As part of the transaction, Phillip Lord, President of Bakkt International, will become Chief Executive Officer of MHT, and MHT will include investing in Bitcoin and other digital assets as part of its treasury. In connection with the transaction, Bakkt has acquired the Web domain www.bitcoin.jp, which, subject to the approval of MHT’s shareholders, will become the new name of MHT. Akshay Naheta, co-CEO of Bakkt, commented, "Japan's regulatory environment creates an ideal platform for a Bitcoin-centered growth business. We look forward to working with MHT's team to integrate Bitcoin into their operating and financial model and to establish MHT as a leading Bitcoin treasury company." About Bakkt Founded in 2018, Bakkt builds solutions that enable our clients to grow with the crypto economy. Through institutional-grade trading and onramp capabilities, our clients leverage technology that’s built for sustainable, long-term involvement in crypto. Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | X - @Bakkt | LinkedIn Source: Bakkt Holdings, Inc. Contacts Investor Relations IR@bakkt.com Media bakkt@forefrontcomms.com